TECHNOLOGY TRANSFER AND SALE AGREEMENT

This Technology Transfer and Sale Agreement dated as of August _, 2007 (the “Agreement”) is made by and among Monumental Marketing Inc., a company incorporated under the laws of the State of Nevada (the "Buyer”), T.A.G Engineering Ltd., a company incorporated under the laws of the State of Israel (the "Seller”), and Yehuda Meller ("Meller").

WHEREAS, the Buyer is a company duly incorporated in, and under the laws of the State of Nevada; and

WHEREAS, the Seller is a company duly incorporated in, and under the laws of the State of Israel; and

WHEREAS,      Meller is the owner of 95% (ninety five percent) of the Seller's issued and outstanding share capital, and is employed by the Seller as its general manager and inventor; and

WHEREAS,      Meller and Seller are in the business of developing, marketing and selling firearms and related technologies and products; and

WHEREAS,      Meller developed and Seller owns the Transferred Assets (as hereinafter defined); and

WHEREAS,      Buyer desires to acquire from Seller, and Seller desires to sell and assign to Buyer, all its right, title and interest in the Transferred Assets upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS,      Buyer also desires to employ Meller, and Meller has agreed to be employed by the Buyer, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS,      Buyer acknowledges the fact that notwithstanding Meller's employment with Buyer, Meller and Seller shall continue to independently develop, market and sell firearms and related technologies and products, subject to the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	Definitions

The following terms, as used herein, have the following meanings:

1.1.	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

1.2.

“Assignment Deed” means the Deed of Assignment of the Patents, attached as Schedule 1.2 hereto, which prior to the Closing is deposited in trust with Ori Kalechman, advocate, and Eytan Epstein, advocate, jointly, pursuant to the Undertaking;

1.3.

"Bankruptcy Event" means with respect to a Party hereto any of the following events (i) a Party shall apply for or consent to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues; (ii) a liquidator, receiver, trustee or administrator shall be appointed for a Party; (iii) a Party shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; (iv) a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding shall be instituted against a Party; or (vii) a Party shall call a creditors' meeting for the purpose of entering into an arrangement with them;

1.4.

“Confidential Information” means any proprietary information relating to the subject matter of this Agreement, including but not limited to the Transferred Assets, all copies thereof, and all intellectual property in the Transferred Assets, all designs, concepts, customers, franchise, performance, structure, scientific, technical, algorithmic, price, financial, and marketing information whether in written, physical, digitalized, oral or visual form.

1.5.	“Governmental Agency" means any local, regional, state, foreign or other governmental agency, instrumentality, commission, authority, board or body.
1.6.	reserved.
1.7.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any trust, any filing or agreement to grant, deposit or file a pledge or financing statement as debtor under applicable law, or any  subordination arrangement in favor of another Person.

1.8.	“Material Adverse Effect” means a material adverse effect on the business, assets, operations, financial condition or results of operations of a Person.
1.9.	“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government subdivision or an agency or instrumentality thereof.
1.10.

"Product" means the product initially referred to as the "Bouncer" as further described and detailed in Schedule 1.10 attached hereto, including all improvements, modifications and upgrades thereto, and any applications thereof.

1.11.

“Transferred Assets” means, collectively, all of the intellectual property rights of Seller and/or Meller set forth below with respect of, relating to and arising from the development and manufacturing of the Product, as further described in Schedule 1.11 hereto, as at the date hereof and that Seller may acquire between the date hereof and the Closing, including (i) all technical data, drawings, prototypes, engineering files, flow charts, software, design specifications, inventions (whether or not patentable), discoveries, improvements, trade secrets, know-how, works of authorship, ideas and confidential or proprietary information created by or for Seller relating to the Product, (ii) all documentation, manuals, production files, tools and other materials owned by Seller and used to develop, enhance, modify, support and maintain such transferred assets, and (iii) all consents, licenses, marketing rights, grants, permits, authorizations and approvals by any Governmental Agency or any other Person, (iv) all other prototypes, models, preparatory materials, items of equipment and other inventory listed in Schedule 1.11. For the purpose of this section intellectual property means all of the following: A) the Patents, as well as all United States and foreign patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, applications and registrations thereof, and including Seller's and Meller's proprietary information and documents for such applications and patents; (B) trademarks, copyrights and registrations and applications for registration thereof, (C) computer software (including object and source code), programs, data and documentation, (D) inventions, technology, trade secrets and the Confidential Information relating thereto, whether patentable or non-patentable and whether or not reduced to practice, know-how, designs, prototypes, enhancements, improvements, works-in-progress, research and development information, and (E) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions)

To avoid any misunderstanding it is clarified that the intellectual property sold and transferred to Buyer under the provisions hereof does not include intellectual property rights held by Meller or Seller prior to the execution of this Agreement in the Excluded Assets (as this term is defined in section 2.2 below).

1.12.

“Patent Applications” means patent applications with regard to the Product, which have been filed in Israel in Meller's name on 4.12.2005 (patent application no. 161777-8) and on 13.12.2005 (patent application no. 162809-8)

1.13.	"Undertaking" means that certain letter by and between the Buyer, Seller and Meller, dated January 16, 2006 and an extension thereto dated August 1, 2007.

2.	Transfer and Sale of Transferred Assets; Employment of Meller
2.1.

Transfer and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver to Buyer at the Closing, free and clear of all Liens, all right, title and interest in and to the Transferred Assets, in consideration of $325,000 (three hundred and twenty five thousand US$ dollars), to be paid to Seller as set forth herein:

2.1.1.	An amount of $150,000 (one hundred and fifty thousand US$ dollars), to be paid to Seller as follows:
2.1.1.1.	$40,000 were already paid prior to the date of this Agreement;
2.1.1.2.	$55,000 by August 1, 2007;
2.1.1.3.	$55,000 by September 1, 2007.
2.1.2.	An amount of $150,000 (one hundred and fifty thousand US$ dollars), to be paid to Seller by January 1, 2008.

2.1.3.	An amount of $25,000 (twenty five thousand US$ dollars) to be paid to no later than 12 months from the date of this Agreement.

2.1.4.

Any delay in payment of any of the aforesaid amounts shall entitle the Buyer to interest at the rate then prevailing at Bank Leumi Le-Israel for foreign currency short term loans, without derogating from any other remedy granted to the Seller under this Agreement or under any applicable law.

2.1.5.	In addition, the Buyer shall pay the Seller the royalties set forth in Section 6 herein in the manner set forth therein.
2.2.

Excluded Assets.  Except for the Transferred Assets, no other business, assets or intellectual property rights of Seller, or of Meller, shall be transferred, assigned or purchased pursuant to this Agreement. Schedule 2.2 herein contains a list of other ideas, inventions and/or products owned or in the process of invention or development by Seller and/or Meller immediately prior to the date hereof, which are the Excluded Assets. Subject to the provisions of section 2.1 herein, any intellectual property and confidential information, held by Meller or Seller prior to the execution of this Agreement and which are not directly related to the Product, shall be deemed to be included in the Excluded Assets.

2.3.

No Assumption of Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary,  Buyer is not assuming any liability or obligation of Seller or any predecessor owner of all or part of its business, assets or intellectual property, including the Transferred Assets, of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain the obligations and liabilities of Seller.

2.4.

Meller's Employment with Buyer. Immediately following the Closing, Meller shall be employed for a period of two years by the Buyer or its Israeli subsidiary pursuant to the terms and conditions which are not less favorable to Meller than the terms specified in the Meller Employment Agreement set forth in Schedule 2.4 herein ("Employment Agreement") which is an integral part of this agreement. Under the Employment Agreement Meller shall be entitled to a salary and Stock Options as shall be agreed between that parties and not less favorable than those specified in the attached Employment Agreement. The Employment Agreement shall also contain Buyer's undertaking to bear all expenses incurred by Meller during his employment period in connection with the development of the Product, subject to the Buyer's management approval.

3.	Closing

The closing (the “Closing”) of the transfer and assignment of the Transferred Assets shall take place at the law offices of Ori Rosen & Co., of 1 Azrieli Center (Round Building), Tel Aviv, Israel on 12:00 on August 1, 2007 or at such other time or place as Buyer and Seller may agree. Such time and date of Closing are hereinabove and hereinafter referred to as the “Closing Date”.

At the Closing:

3.1.	Seller shall deliver to Buyer:
3.1.1.	a duly executed copy of resolutions of its Board of Directors and shareholders, approving this Agreement and the sale and transfer of the Transferred Assets in the forms attached in Schedule 3.1.1;

3.1.2.

all Transferred Assets, pursuant to Buyer's instructions, by providing all relevant documentation and files, by CDs, diskettes or any other electronic means, and hard copies of the same, and including, among other things, all documents, data in tangible form and information related to the Transferred Assets, such as source codes, object codes, computer programs, flow charts and related materials, drawings, production files, regulatory approvals, licenses and all other items, equipment and inventory constituting or relating to the Transferred Assets, which have all been provided to the Buyer prior to the date hereof, and Seller shall not keep any copies, summaries, or other documents or data in tangible form containing any of the Transferred Assets nor make any use or otherwise exercise any rights in the Transferred Assets;

3.1.3.

a duly executed copy of the Assignment Deed which was deposited in trust with Ori Kalechman, advocate, and Eytan Epstein, advocate, jointly, and shall be delivered to the Buyer on August 1, 2007, subject to timely payment of the payments specified in Sections 2.1.1-2.1.2 above;

3.1.4.	a copy of Meller's Employment Agreement duly executed by Meller.
3.1.5.	an executed copy of the Escrow Agreement in the form attached as Schedule 13.4 duly signed by the Seller and the Trustee, as detailed in section 13.4.
3.2.	Buyer shall deliver to Seller:
3.2.1.	a duly executed copy of resolutions of the Board of Directors, in the form attached in Schedule 3.2.1, approving Buyer's execution of this Agreement.
3.2.2.	a copy of Meller's Employment Agreement duly executed by Buyer.
3.2.3.

an irrevocable power of attorney authorizing the transfer of Transferred Assets back to the Seller, which will be deposited with Eytan Epstein, advocate and Ori Kalechman, advocate (the "Trustees"), as detailed in and subject to the provisions of the Escrow Agreement in the form attached as Schedule 13.4.

3.2.4.	an executed copy of the Escrow Agreement in the form attached as Schedule 13.4, duly signed by the Buyer and the Trustees, all as detailed in section 13.4.

3.2.5.

an authenticated copy of a letter by Mr. Reuben Zada (the "Finder"), in which the Finder acknowledges that he waives any claim or demand for any fee from the parties, except for his fee's arrangement with the Buyer as set forth in Schedule 7.11.

4.	Conditions to Closing
4.1.

Conditions to the Obligations of Each Party.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction, or waiver by each of Buyer and Seller respectively, of the following conditions:

4.1.1.

No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or Governmental Agency and be pending.

4.1.2.	No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or materially alter the consummation of the Closing.
4.2.

Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction by Buyer of the following further conditions (any or all of which may be waived, in whole or in part, by the Buyer, at its sole discretion):

4.2.1.

(i) Seller and Meller shall have performed in all material respects all of their obligations hereunder required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Seller and Meller contained in this Agreement or any Ancillary Agreement at the time of their execution and delivery and in any agreement, document, certificate or other writing delivered by them pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

4.2.2.	Buyer shall have received the closing documents listed in Section 3.1 above duly signed, all in form and substance reasonably satisfactory to Buyer.
4.2.3.

Seller shall have provided Buyer with a true and correct copy of an approval from SIBAT (the Israel Ministry of Defense)  for the assignment of Transferred Assets to the Buyer duly signed in the form attached hereto as Schedule 4.2.3.

4.2.4.	Between the date of this Agreement and the Closing Date, no Material Adverse Effect has occurred with respect of the Transferred Assets.

4.3.

Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction by Seller of the following further conditions (any or all of which may be waived, in whole or in part, by the Seller, at its sole discretion):

4.3.1.

(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, and (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

4.3.2.	Seller and Meller shall have received the closing documents listed in Section 3.2 duly signed.
4.3.3.	Between the date of this Agreement and the Closing Date, no Material Adverse Effect has occurred with respect of the Buyer or its ability to fully and timely fulfill its undertakings.

5.	Right of First Offer

5.1.

In the event that following the Closing Date, the Seller and/or Meller shall wish to further develop or commercialize any of the Excluded Assets or any new inventions or ideas conceived by them thereafter  (referred to herein as "New Inventions"), by way of selling, assigning or licensing such Excluded Asset or any such New Inventions, the Seller and/or Meller shall first offer the Buyer to cooperate in such commercialization; the Buyer and the Seller or Meller, as applicable, shall negotiate and discuss the terms of such cooperation in good faith. Should the parties fail to reach an agreement, the Seller or Meller, as applicable, shall be entitled to further develop or commercialize such an Excluded Asset and/or New Invention with a third party, on terms not less favorable to the third party than those rejected by Buyer. Meller or Seller, as applicable, shall inform the Buyer whether the negotiations with a third party have reached an advanced stage, provided that such notice shall not cause, in Meller's discretion, frustration of the negotiations.

5.2.

In the event that the Seller or Meller, as applicable, shall enter into an agreement with such a third party, the contracting party with such third party shall have to pay the Buyer a royalty fee equal to an amount of five percent (5%) of all net revenues (not including reimbursement of expenses with respect to the implementation of such agreement) it actually receives as result of such an agreement. Buyer shall have the right to appoint an external auditor to examine any and all agreements of Meller or Seller with such third party and verify compliance with the terms hereof, subject to confidentiality. The provisions of Section 6 herein shall apply to such payments, mutatis-mutandis.

5.3.	The provisions of this Section 5 above shall expire upon termination of Meller's employment under the Employment Agreement for any reason.

6.	Royalties; Reporting; Audit
6.1.	For purposes hereof, the following terms shall have the following meanings:
6.1.1.

“Net Revenues” shall mean revenues actually received by the Buyer and/or an Affiliate thereof  in consideration of a commercial sale of the Product by the Buyer and/or an Affiliate thereof to any unrelated third party engaged in the sale of the Product, at arms length and in the ordinary course of business. All charges incurred or paid to Buyer in addition to the Product's sale price shall not be included in the computation of the Net Revenues. To avoid misunderstandings – sale or delivery of products to any Affiliate, with or without consideration, shall not be considered, as being sold for the purpose of this section 6 and the Net Revenues shall be computed on the invoiced price of the Product sold at arms length and in the ordinary course of such Affiliate's business.

6.1.2.	"Reporting Period" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.
6.2.

As additional consideration to Seller under this Agreement, Buyer undertakes to pay the Seller a royalty fee (the “Royalty”) equal to an amount of five percent (5%) of the Net Revenues actually received by the Buyer from sale of the Product, up to maximum royalties of $100,000 (one hundred thousand US$ dollars) (the "Royalty Cap"); upon the payment of the Royalty Cap by Buyer to Seller this Section 6 shall expire and be of no further force or effect (except for the purpose of Section 5.2 above).

6.3.

The Royalty shall be payable not later than 21 days following the end of any preceding Reporting Period. Commencing on the first commercial sale of Products, Buyer, within 21 days after the end of each Reporting Period, shall deliver to Seller a statement setting forth in reasonable detail the Net Revenues from sale of Products for such Reporting Period and a calculation of the Royalty payable to Seller in respect of such Reporting Period. The Royalty indicated in such statement shall be paid by the Buyer to Seller with the submission of such statement, by wire transfer to Seller's account. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

6.4.	All payments due under this Agreement shall be payable in United States dollars.

6.5.

For the purpose of verifying Buyer’s compliance with the provisions of this Section 6, Buyer shall keep full, true and accurate books of accounts pertaining to the total number of Products sold or delivered by Buyer (including Products delivered to any Affiliate or Person) and the revenues, costs and expenses related thereto. Said books of account shall be kept at Buyer’s principal place of business.  For as long as the obligation to pay the Royalty remains outstanding, said books and any related document shall be open for inspection and copying thereof by Seller at any time, on fourteen (14) days prior written notice by Seller or by an independent Certified Public Accountant appointed by Seller and approved by Buyer (where such approval will not be unreasonably withheld)(an “Auditor”), provided that the Auditor executes a non-disclosure agreement in a form reasonably acceptable to Buyer.  Buyer shall maintain books and records for a period of three (3) years following the end of the calendar year to which they pertain.  In addition to the provisions of the confidentiality agreement, all such documents shall be subject to limitations on disclosure as required by law.

6.6.

In the event that the Buyer does not receive from the Seller royalties amounting to the Royalty Cap within 24 months from the Closing Date, the Seller shall have the right (but shall not be obligated) to purchase from the Buyer all right, title and interest in and to the Transferred Assets, free and clear of all Liens, in consideration for a payment of $50,000 (fifty thousand US$ dollars); Upon receipt of Seller's notice to purchase the Transferred Assets as above, the Buyer hereby irrevocably undertakes to sell and transfer to the Seller all right, title and interest in and to the Transferred Assets, free and clear of all Liens.

7.	Representations and Warranties of Seller and Meller

Seller and Meller hereby jointly and separately represent and warrant to Buyer that, except as specifically stated in the schedules referred to under this Section 7, the representations and warranties set forth hereunder shall be true and correct in all material respects when made and as of the Closing Date:

7.1.

Corporate Existence and Power. Seller is a company duly incorporated and validly existing under the laws of Israel, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, the absence of which would not have a Material Adverse Effect.

7.2.

Authorization; Execution and Delivery; No Violation.  The execution, delivery and performance of this Agreement and the Ancillary Agreement entered into in connection with the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement and the Ancillary Agreement entered into in connection with the transactions contemplated hereby have been duly executed and delivered by Seller, constitute the valid and binding obligations of Seller, and are enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the Ancillary Agreement entered into in connection with the transactions contemplated hereby by Seller do not and will not violate, conflict with, result in a breach of or constitute a default under or result in the creation of any Lien under (a) the Memorandum or Articles of Association of the Seller, as amended to date, (b) any agreement, contract, license, instrument, lease or other obligation to which the Seller is a party or by which it is bound, (c) any judgment, order, decree, ruling or injunction or (d) any statute, law, regulation or rule of any Governmental Agency applicable to Seller or by which any of its properties or assets or business may be bound.

7.3.

Consents and Approvals. Except for the approval from Sibat (Israeli Ministry of Defense), no registration or filings with, notices to, or consent, approval, permit, authorization or action of, any third party (including any Governmental Agency or other Person) is required in connection with the execution and delivery by Seller of this Agreement, the Ancillary Agreement or any other agreement, document and instrument to be executed and delivered by Seller pursuant hereto or in connection with the consummation of the transactions contemplated hereby or thereby.

7.4.

Taxes.  Except as set forth in Schedule 7.4 hereto, there are no unpaid taxes, assessments or public charges of any type or nature whatsoever, due or payable to any government or agency (including, without limitation, any income, social security, unemployment insurance, worker’s compensation premiums, withholding, sales, use, excise, franchise and other taxes and charges, any deposits required to be made with respect thereto, and all penalties and interest charges thereon) which are or could become a Lien or charge against or otherwise affect any of the Transferred Assets.

7.5.

Litigation.  There are no actions, suits, proceedings, citations of any Governmental Authority, claims or investigations instituted and pending, or to the best knowledge of the Seller and Meller, threatened against or affecting the Seller and involving the Transferred Assets. There is no unsatisfied judgment against Seller which is or could become a Lien upon or affect the Transferred Assets. Seller has no knowledge of any litigation presently pending in a court or other proceeding or governmental action (including those of any taxing authorities) nor has Seller received any service of process for any complaint, temporary restraining order or preliminary or permanent injunction or other notice whatsoever with respect thereto, that could prohibit or interfere with the conveyance by Seller to Buyer of the Transferred Assets.

7.6.

Absence of Material Liabilities and Guaranties. There are no liabilities, claims, or obligations of the Seller or Meller of any nature, whether due or to become due, nor did Seller or Meller assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any indebtedness of any other Person, which may interfere, hinder or cause the cancellation or expiration of the transactions contemplated under this Agreement.

7.7.	Intellectual Property
7.7.1.

Schedule 1.11 fully, completely and accurately reflects all of the intellectual property owned by Seller on the date hereof, with respect of the Transferred Assets, and no such intellectual property shall remain with Seller after the Closing. With respect to each item of intellectual property, Schedule 1.11 indicates the status of each item.

7.7.2.

Seller is the true, lawful, and sole and exclusive owner of all of the Transferred Assets, and has valid and marketable title to all of the Transferred Assets, free and clear of all Liens. Except for the development agreement with FAB attached hereto as Schedule 7.7.2  and in Schedule 7.11 (payment of finder's fee), Seller has the absolute and unconditional right, power, authority and capacity to sell, transfer, assign, convey and deliver the Transferred Assets to Buyer free and clear of all Liens. The Transferred Assets are delivered, sold, assigned and transferred to Buyer free and clear of all Liens.

7.7.3.

No professional patent search has been executed by or on behalf of Meller or Seller but, to the best of their knowledge, the Transferred Assets do not infringe, violate or conflict with any patent, copyright, trade secret or other intellectual property of another Person.

7.7.4.

As of the Closing Date no claims with respect to the Transferred Assets have been asserted or are threatened by any Person, including without limitation, (i) to the effect that the design, development, manufacture, sale, licensing or use of the Transferred Assets or any product as now used, sold or licensed or proposed for use, sale or license by Seller infringes any copyright, patent, trade secret or other intellectual property right of any third party, (ii) challenging the ownership, validity or effectiveness of any of the Transferred Assets, or (iii) that any Person other than Seller has any ownership or economic interest in any of the Transferred Assets.

7.7.5.

There is no outstanding order, judgment, decree or stipulation binding on Seller, and Seller is not a party to or bound by any agreement, restricting the transfer or sale of any of the Transferred Assets or the use thereof by Buyer after the Closing.

7.7.6.

There is, to the best of their knowledge, no unauthorized use, infringement or misappropriation of any of the Transferred Assets by any third party, including any employee, former employee, consultant, distributor or customer of Seller.

7.7.7.

Except as set forth in Schedule 7.7.2 (agreement with FAB) and in Schedule 7.11 (payment of finder's fee), there are no outstanding options, licenses, or agreements of any kind relating to the Transferred Assets, nor is the Seller bound by or a party to any outstanding options, licenses or agreements of any kind with respect to any of the Transferred Assets or the intellectual property therein. The Seller has not granted to or assigned to any other Person any right to manufacture, have manufactured, assemble or sell products or proposed products of the Seller. Seller is not obligated, under contract or by law, to pay any compensation to any third party in respect of the use, transfer or sale of any portion of the Transferred Assets.

7.7.8.

None of the former or present employees, consultants, officers or directors of Seller or any distributor, reseller or customer of Seller, owns, directly or indirectly, or has any other right or interest in, or claim to, in whole or in part, any of the Transferred Assets. Each current employee of Seller has signed a proprietary information and inventions assignment agreement protecting Seller's rights in the Transferred Assets.

7.7.9.

At no time during the conception of or reduction of any of the Transferred Assets to practice was any developer, inventor or other contributor to the Transferred Assets operating under any grants from any Governmental Agency, performing research sponsored by any Governmental Agency or private source or other obligation with any third party that in each case could adversely affect Seller's rights in the Transferred Assets.

7.7.10.	Seller has taken security measures to protect the confidentiality and value of all the Transferred Assets, which measures are reasonable and customary in the industry in which the Seller operates.
7.8.

Compliance with Laws.  The Seller has all requisite material licenses, permits and certificates from state and local authorities necessary to own, use and sell the Transferred Assets.  The Seller is not in violation of, and, to the knowledge of Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to environmental laws, building, zoning, land use or similar matters) relating to the Transferred Assets.

7.9.

Ownership. At the date hereof, Meller is the owner of 95% (ninety five percent) of the Seller's issued and outstanding share capital on a fully diluted basis, and is employed by the Seller as its general manager and inventor. All issued and outstanding share capital of the Seller not owned by Meller is owned by Meller's immediate family. Other than the issued and outstanding share capital of the Seller, there exist no options, warrants or any right to purchase shares of the Seller.

7.10.

Receipt of Information. Seller believes that it has provided the Buyer with all information it considers necessary or appropriate to Buyer for deciding whether to enter into this Agreement, has provided all documents and information requested by Buyer, and has had an opportunity to ask questions of and receive answers from Buyer without prejudice to its rights with respect to any misrepresentation or omission on the part of Buyer.

7.11.

Finder's Fee.  Except as provided in Schedule 7.11, neither the Seller nor any one on its behalf has retained the services of any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement and no such investment banker, broker or finder is entitled to any compensation as a result of the transaction contemplated hereunder.

7.12.

Disclosure.  Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to the Buyer or its counsel by or on behalf of the Seller in connection with the transactions contemplated herein contains any untrue statement of a material financial or legal fact or omits to state a material financial or legal fact necessary in order to make the statements contained herein or therein not misleading.

8.	Representations And Warranties of Buyer

Buyer hereby represents and warrants to Seller that:

8.1.

Organization and Existence.  Buyer is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, the absence of which would not have a Material Adverse Effect on its business.

8.2.

Corporate Authorization. The execution, delivery and performance of this Agreement, the Ancillary Agreement and the Employment Agreement to which it is a party and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part.  This Agreement, the Ancillary Agreement and the Employment Agreement to which it is a party have been duly executed and delivered by it, constitute the valid and binding obligations of it, and are enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement, the Ancillary Agreement and the Employment Agreement to which it is a party entered into in connection with the transactions contemplated hereby by it do not and will not violate, conflict with, result in a breach of or constitute a default under or result in the creation of any Lien under (a) its Articles of Association, as currently in effect, (b) any judgment, order, decree, ruling or injunction or (c) any statute, law, regulation or rule of any Governmental Agency applicable to it or by which any of its properties or assets or business may be bound.

8.3.

Consents and Approvals. Except as set forth in Schedule 8.3, no registration or filings with, notices to, or consent, approval, permit, authorization or action of, any third party (including any Governmental Agency or other Person) is required in connection with the execution and delivery by Buyer of this Agreement, the Ancillary Agreement or any other agreement, document and instrument to be executed and delivered by Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby or thereby, which will not have been received by the Closing.

8.4.

Due Diligence.  Buyer has made a technical, legal and financial due diligence review of the Transferred Assets to the extent it considered necessary or appropriate and has completed it to its satisfaction prior to the execution of this Agreement, the Ancillary Agreement and the Employment Agreement; Buyer further confirms it had received from Seller and Meller, in the course of such due diligence, all information it considered necessary or appropriate for deciding whether to enter into this Agreement, and all documents and information requested, to its full satisfaction.

Buyer further confirms it had not relied entirely in its decision to enter into and execute this Agreement on any statement or estimate of either Meller or Seller regarding the potential marketability, sales, hazards, liabilities or consequences thereof.

8.5.

Third Parties' Rights. Except as set forth in Schedule 7.7.2 (agreement with FAB) and as provided in Schedule 7.11, it has not retained the services of any person, firm or entity as a finder or broker, or incurred any liability for any brokerage or finder's fee or commissions, in connection with the transactions contemplated hereby.

8.6.

Litigation.  There is no action, suit, investigation or proceeding pending against, or to its knowledge threatened against or affecting, it before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

8.7.

Compliance with Laws.  The Buyer has, or shall timely obtain, all requisite material licenses, permits and certificates from state and local authorities necessary to own, manufacture, market and sell the Transferred Assets.  To the knowledge of Buyer, the Buyer is not in violation of, and, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to environmental laws, building, zoning, land use or similar matters) which might prevent it from manufacturing, marketing and commercializing of the Transferred Assets.

8.8.

Disclosure.  Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to the Seller and Meller or their counsel by or on behalf of the Buyer in connection with the transactions contemplated herein, contains any untrue statement of a material financial or legal fact or omits to state a material financial or legal fact necessary in order to make the statements contained herein or therein not misleading.

9.	Covenants of Seller

Seller and Meller covenant and agree, jointly and separately, as follows:

9.1.	Conduct of Seller Until Closing. From the date hereof until the Closing Date, Seller shall not:
9.1.1.	adopt or propose any change in its constitutional documents;
9.1.2.	merge or consolidate with any other Person;

9.1.3.	sell, lease, pledge, create a Lien on or otherwise dispose of any Transferred Assets or grant any license under any intellectual property right;
9.1.4.	declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Transferred Assets;
9.1.5.

incur, undertake, agree to or allow to remain unsatisfied any liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not specifically stated herein; or

9.1.6.	agree or commit to do any of the foregoing.

9.2.	Notices of Certain Events. From the date hereof until the Closing Date, Seller will promptly notify Buyer of:
9.2.1.	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
9.2.2.	any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement; and
9.2.3.

any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Transferred Assets or that otherwise relate to the consummation of the transactions contemplated by this Agreement.

9.3.

No Negotiations with Third Parties.  From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, Seller agrees that neither Seller, nor any of its Affiliates, agents or representatives shall, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, any Person concerning the possible acquisition by such third party of all or any part of Transferred Assets other than as contemplated by this Agreement

9.4.

Patent Filings and Prosecution.  The Buyer undertakes prepare, file, prosecute and maintain all Patent Applications and to pay all expenses related to preparing, filing, prosecuting and maintaining of the Patent Applications. Buyer shall keep Seller and Meller advised of the status of the Patents Applications at all times and shall provide to Seller and Meller with copies of all relevant correspondence and documentation, and shall immediately notify Meller and Seller of any event which may adversely affect the Patent Applications. Seller and Meller shall assist Buyer in preparing, filing and prosecuting patent applications with respect of the Product, including the application submitted in the past in relation to bullets which may be used with the Product and will execute all documents required for perfection such patent applications and intellectual property.

9.5.

Certain Filings.  Seller shall (a) inform Buyer whether any action by or in respect of, or filing with, is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) take such actions or make any such filings, furnishing information required in connection therewith in order to timely obtain any such actions, consents, approvals or waivers.

9.6.

Non-competition.  Seller and Meller agree that for as long as Meller is employed by or provide services to the Buyer or any of its Affiliates, and for a period of two (2) full years thereafter, they shall not, anywhere in the world, directly or indirectly, manage, operate, control, be employed or retained by or participate in any form of ownership, management, operation or control of any business that is engaged in the development, manufacturing or marketing of a product that functionally competes with the Product or with any other product which Buyer has developed or is in the process of development by that time. If the foregoing provision shall be held for any reason, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Seller and Meller agree that Buyer shall be entitled to injunctive relief requiring specific performance by Seller and/or Meller of this Section, and Seller and/or Meller consents to the entry thereof. To avoid doubt - the above shall not be construed to prevent Meller and/or Seller from: (i) continuing their activities regarding the Excluded Assets and New Inventions, subject to the provisions of section 5.1 above; and (ii) investing, participating or being involved in any corporation, venture or business transaction which does not compete with the Product; provided, however, that such activity shall not result in substantial interference with their undertakings herein, or under the provisions of the Employment Agreement.

9.7.

Liability to Employees and Contractors. Buyer does not assume any obligation of Seller to any employee or contractor which arose, or relates to any acts or omissions which occurred, on or prior to the date any such Person becomes an employee or contractor of Buyer, and Seller shall remain solely and exclusively responsible and liable therefore.

9.8.

Bankruptcy Event. Following the Closing and for a period of 24 months thereafter, Meller undertakes to notify Buyer immediately upon the commencement of any Bankruptcy Event or any other event that could lead to his inability to perform his undertakings herein.

10.	Covenants of Buyer
10.1.

Efforts to Commercialize; Further Assurances.   Subject to the terms and conditions of this Agreement, Buyer will use its best commercially reasonable efforts in order to develop, market and sell the Products, including but not limited to, by: (i) hiring and engaging skillful employees, consultants, distributors and resellers; (ii) entering into appropriate agreements with suppliers sub-contractors, and manufacturers, including the agreement with FAB factory attached hereto as Schedule 7.7.2; (iii) filing patent applications with respect of the Product in the US and other jurisdiction in accordance with its reasonable discretion based on the first applications that were filed in Israel.

10.2.

Buyer will make its best commercial efforts for the success of the manufacturing and sales of the Product and undertakes, for this purpose, to bear all costs of the activities set forth in Section 10.1 above, and to invest an amount of at least $1,000,000 (one million USD) during the first 12 month period following the Closing Date, in performing all its said obligations be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and successfully market the Product.

10.3.

Buyer will issue and maintain, at its expense, valid product liability insurance policies in scope and covering such risks as recommended by an expert insurance broker, covering its, as well as Seller's and Meller's reasonably foreseen liabilities in connection with the manufacture, sale or use of the Product by any third party. At the request of Seller, Buyer shall forward to Seller copies of all such policies.

11.	Confidential Information
11.1.

Confidential Information. Each party represents and warrants that it will: (i) hold Confidential Information in confidence and protect the Confidential Information to the same extent and by the same means it uses to protect the confidentiality of its own proprietary or confidential information that it does not wish to disclose and not less than reasonable means; (ii) not make any use of the Confidential Information, save as provided for under this Agreement; (iii) restrict disclosure of Confidential Information solely to those of its employees or consultants with a need to know, and will advise those of its employees and consultants to whom the Confidential Information is disclosed of their obligations under this Agreement with respect to the Confidential Information and shall be responsible and liable for any breach of confidentiality by such employees or consultants; (iv) return all Confidential Information made available hereunder, including copies thereof, to the disclosing party or will destroy the same (as certified to the disclosing party) at the earlier of the (x) first written request of the disclosing party; or (y) the termination or expiration of this Agreement for any reason whatsoever.

11.2.

Exclusion. The obligations of each party under this Agreement will not extend to any information that (i) is known to the receiving party prior to the disclosure thereof to such party and/or has been independently and legally derived or developed by the receiving party at the time of disclosure, in each case as evidenced by written records (except with respect to Seller's knowledge of the Transferred Assets), (ii) becomes publicly known by publication or otherwise ceases to be secret or confidential through no act or omission of the receiving party, or (iv) is acquired without a confidentiality undertaking by either party from a third party which was not, to the receiving party's best knowledge, under an obligation to the Disclosing Party not to disclose such information; (v) has been approved for release by written authorization of the disclosing party; (vi) has been disclosed pursuant to a requirement of law, provided however, that in such an event, as soon as practical after receiving the order or requirement of a court, administrative agency or other governmental body, the receiving party shall give the disclosing party a written notice of such order or requirement and in any event such notice shall be prior to disclosure of such information.

12.	Covenants of Parties

The parties hereto agree that:

12.1.

Efforts; Further Assurances.   Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Each party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest Buyer with good and marketable title to the Transferred Assets.

12.2.

Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

13.	Termination
13.1.	Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

13.1.1.	by mutual written consent duly authorized by Buyer and Seller;

13.1.2.

by any party in the event that any of the other party has committed a material breach of any of its obligations hereunder, which breach has not been cured within 30 days after the breaching party received a written notice thereof from a non-breaching party;

13.1.3.	by Buyer, at its sole discretion in the event of a Material Adverse Effect with respect of the Transferred Assets.

13.2.

Termination in the event of a Bankruptcy Event.  In the event that after the Closing the transfer, assignment and sale of the Transferred Assets to Buyer shall be invalidated by a competent court or other competent Person or authority, within the framework of a Bankruptcy Event, then Buyer shall have a right to repurchase for no consideration from the Seller and/or any transferee or assignee of the Seller, including Seller's shareholders, as applicable, and Seller and/or any transferee or assignee of the Seller, including Seller's shareholders, as applicable, shall so sell and transfer to Buyer the Transferred Assets. Buyer's right of repurchase will be exercisable by it by written notice to the Seller (which notice shall be deemed notice to any transferee or assignee of the Seller, including Seller's stockholders), within 60 days following the notification given it of the Bankruptcy Event.

13.3.

Breach by Buyer.  In the case Buyer fails to comply with any of its material undertakings contained in Sections 2.1, 6, 10.1 and 10.2 to this Agreement, and shall not remedy such breach within 60 days following receipt of a written notice to that effect from Seller, as applicable, advising the Buyer of its intention to terminate the Agreement, Seller shall have the right to terminate this Agreement and, in such case, the transfer, assignment and sale of the Transferred Assets to Buyer shall be considered null and void and Buyer shall immediately transfer and assign, for no consideration, possession and title in the Transferred Assets (including any intellectual property, modifications, improvements, investments, products, designs etc. related thereto) to Seller for no consideration, and without derogating from any other remedy under this Agreement or pursuant to applicable law. In the event specified in Section 6.6 above, such transfer shall be subject to payment of the amount of USD 50,000 by the Seller to the Buyer as specified in Section 6.6.

13.4.

In addition to the provisions of Section 13.3 above, at Closing, the Buyer and Seller shall enter into an escrow agreement with the Trustees, Ori Kalechman, advocate and Eytan Epstein, advocate, jointly (the "Escrow Agreement" ) in the form attached hereto in Schedule 13.4, according to which Buyer shall deposit with the Trustee an irrevocable Power of Attorney instructing the Trustees to act, in its name and behalf and transfer to the name and title of Seller the title in the Transferred Assets, including any intellectual property right therein, upon the occurrence of all the following events and conditions: (i) Buyer has failed to pay the Seller any of the payments owed to Seller according to Sections 2.1.1-2.1.5 for a period exceeding one week from their due date; (ii) Seller has notified the Trustees (with a copy to the Buyer) of such failure within one week thereafter, and in such notice has requested the Trustees to assign the Transferred Assets back to the Seller; and (iii) within six weeks after receipt of Trustees' notice, notifying the Buyer of the Seller's notice, the Buyer have not responded in writing to the Trustees' notice, or has responded without providing documents evidencing the compliance of the Buyer with the provisions of Section 2.1.1-2.15, then the Trustees shall execute the power of attorney granted to it pursuant to the Escrow Agreement, and shall transfer the title in the Transferred Assets back to the Seller. The Irrevocable Power of Attorney shall also be used to affect transfer of the Transferred Assets to the Seller under Section 6.6 above and in the event of a breach of the Buyers undertakings under Sections 10.1-10.2 above.

14.	Miscellaneous
14.1.

Notices.  All notices, requests and other communications to a party hereunder shall be in writing and shall be sufficiently given if delivered in person, sent by telecopy, facsimile, reputable express overnight courier service or sent by registered or certified mail, postage prepaid, and shall be given to the addresses set forth above or at such other address for a party as shall be specified by like notice.

14.2.	Amendments; No Waivers.
14.2.1.	Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Buyer and Seller.
14.2.2.

No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.3.	Expenses. Without derogating from the provisions of Section 10, each of the parties shall bear all costs and expenses in connection with this Agreement and the transactions contemplated hereby.

14.4.

Tax Consequences. All income (or capital gains) tax consequences arising hereunder and applicable to Seller shall be borne solely by Seller, in accordance with applicable law, and Buyer shall perform any withholding obligations required by applicable law. Without derogating from the foregoing, any VAT applicable under law to the consideration (including Royalties) payable by Buyer hereunder will be added to the consideration, as against the issuance to Buyer of a valid invoice for such consideration.

14.5.

Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement, including the representations and warranties herein and all rights granted hereunder, may not be assigned by Seller without the consent of the Buyer. Buyer may assign its rights according to this agreement, in whole or in part, including all rights in the Transferred Assets, to any Person, subject to such Person undertakes in writing to be bound by the provisions of this Agreement.

14.6.

Governing Law; Remedies.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to the conflicts of law rules of such state. All disputes arising out of or in connection with this Agreement shall be First settled by legal arbitration in  accordance with the laws of the state of Nevada.

14.7.

Counterparts; Effectiveness.  This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

14.8.

Entire Agreement.  This Agreement, the Employment Agreement and the Ancillary Agreement and all schedules thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  None of the said agreements, nor any provision hereof or thereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14.9.	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have set their hands, and duly authorized this Agreement by their authorized officers as of the day and year first above written.

MONUMENTAL MARKETING INC.

By:/s/ Haim Karo

Title:President

T.A.G ENGINEERING LTD.

By: /s/ Yehuda Meller

Title:_____________________________

YEHUDA MELLER

/s/ Yehuda Meller